TriNet Announces Quarterly Dividend

Dublin, CA — September 18, 2024 — TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs),  today announced its Board of Directors approved a dividend of $0.25 per share of the Company's common stock with a record date and ex-dividend date of October 1, 2024 and a payout date of October 28, 2024.

About TriNet TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

Investors:	Media:
Alex Bauer	Renee Brotherton/Josh Gross
TriNet	TriNet
Alex.Bauer@TriNet.com	Renee.Brotherton@TriNet.com
Josh.Gross@TriNet.com